    As filed with the Securities and Exchange Commission on January 8, 1998
                                              Registration No. 333-______

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ----------------


                                   FORM S-8
                            REGISTRATION STATEMENT
                       Under the Securities Act of 1933
                               ----------------
                              YURIE SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                                      52-1778987
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
  incorporation or organization)

                            8301 Professional Place
                           Landover, MD  20785-2237
         (Address of principal executive offices, including zip code)

                                DATA LABS, INC.
                            1996 STOCK OPTION PLAN

                           (Full title of the plan)

                               John J. McDonnell
                         General Counsel and Secretary
                              YURIE SYSTEMS, INC.
                            8301 Professional Place
                           Landover, MD  20785-2237
                                (301) 352-4600
                     (Name, address and telephone number,
                  including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

========================================================================================================
                             Amount of         Proposed Maximum    Proposed Maximum
Title of Securities    Additional Securities    Offering Price    Aggregate Offering      Amount of
to be Registered          to be Registered         per Share             Price         Registration Fee
---------------------  ---------------------   ----------------   ------------------   -----------------
Yurie Systems, Inc.
Common Stock                  27,233 (1)         *  $       (2)     * $93,362.00(2)         $28.29(2)
($.01 par value)              shares
========================================================================================================
(1)  Plus such additional shares as may be made available in order to adjust to a change in capitalization.

(2)  Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(h), the registration fee is computed upon the basis of the price at which the options may be exercised, 25,769 at an exercise price of $3.41 per share and 1,464 at an exercise price of $3.75 per share.
========================================================================================================

                               EXPLANATORY NOTE


    This Registration Statement covers an aggregate of 27,233 shares of Common Stock of Yurie Systems, Inc. (the "Company") issuable upon exercise of options granted pursuant to the 1996 Stock Plan (the "Plan") of Data Labs, Inc. ("Data Labs") which, the Company has been informed by Data Labs, were approved by the Data Labs stockholders. The Company acquired Data Labs pursuant to an Agreement and Plan of Merger and Reorganization dated as of December 1, 1997 (the "Merger Agreement"). Pursuant to the terms of the Merger Agreement, the Company assumed all of the then outstanding options granted under the Plan (the "Options"). As of December 1, 1997, the effective date of the merger (the "Effective Date"), there existed Options to purchase an aggregate of 929,998 shares of common stock, $.01 par value, of Data Labs ("Data Labs Common Stock"). These were converted on the Effective Date to Options to purchase an aggregate of 27,233 shares of common stock of the Company, par value $.01 per share ("Yurie Common Stock"), assuming the exercise of all Options outstanding. The Options were converted according to a ratio agreed upon in the Merger Agreement and the exercise price of each Option was adjusted to reflect the conversion. No additional options or other rights will be granted by the Company under the Plan.

    On December 18, 1997, the Company's Board of Directors enacted a resolution approving the Company's assumption of the Options and the issuance of up to 27,233 shares out of the 7,000,000 shares of Yurie Common Stock previously reserved for issuance under the Company's stock option plan. The terms of the Plan are the same as the terms of the Plan as administered by Data Labs before the Merger except that upon exercise of the options granted under the Plan, a Plan participant shall receive shares of Yurie Common Stock rather than Data Labs Common Stock. This Registration Statement covers the 27,233 shares of Yurie Common Stock which may be issued pursuant to the Plan.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10 (A) PROSPECTUS


ITEM 1.  Plan Information
         ----------------

      The documents containing the information specified in this Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b). In accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

ITEM 2.  Registrant Information and Employee Plan Annual Information
         -----------------------------------------------------------

    The documents containing the information specified in this Item 2 will be sent or given to employees as specified by Rule 428(b). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.  Incorporation of Documents by Reference
         ---------------------------------------

      The following documents, which are filed with the Securities and Exchange Commission (the "Commission"), are incorporated in this Registration Statement by reference:

    (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, filed on March 31, 1997 with the Commission.

    (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1996.

    (c) The description of the common stock of the Company, $.01 par value per share (the "Common Stock"), which is registered under Section 12 of the Exchange Act, contained in Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-36413) (filed on November 4, 1997), as amended, including any amendment or report filed for the purpose of updating such description.
Such description of the Common Stock contained in the Form S-1 is also incorporated by reference.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents.

ITEM 4.  Description of Securities
         -------------------------

    Not applicable.

ITEM 5.  Interests of Named Experts and Counsel
         --------------------------------------

    Not applicable.

ITEM 6.  Indemnification of Directors and Officers
         -----------------------------------------

      The Company, as a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote or stockholders or disinterested directors, or otherwise.

    Article NINTH of the Company's Certificate of Incorporation (the "Certificate") provides that the Company shall, to the fullest extent permitted by the DGCL, as amended from time to time, indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any actual or threatened action, suit or proceeding whether civil, criminal, administrative or invetigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provded for in Article NINTH is expressly not exclusive of any o ther rights to which those seeking indemnification may be entitled under any law, bylaw, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in such person's capacity and to action in another capacity while holding office or while employed by or acting as agent for the Company, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such persons.

    Article NINTH, Section E of the Company's Certificate also provides that the Company shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such. The Company has obtained primary and excess insurance policies insuring the directors and officers of the Company against certain liabilities that they may incur in their capacity as directors and officers. Under such policies, the insurers, on behalf of the Company, may also pay amounts for which the Company has granted indemnification to the directors or officers.

    Pursuant to Section 102(b)(7) of the DGCL, Article EIGHT of the Company's Certificate eliminates the liability of a director to the Company or its stockholders for monetary damages for such breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director's duty of loyalty to the Company or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit. The Certificate also provides that if the DGCL is amended to permit further elimination or limitation of personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

    Additionally, reference is made to the Underwriting Agreement filed as
Exhibit 1.1 to the Registration Statement on Form S-1, as amended, No. 333-15759, which provides for indemnification by the Underwriters of the Company, its directors and officers who sign the Registration Statement on Form S-1 and persons who control the Company, under certain circumstances.

ITEM 7.  Exemption from Registration Claimed
         -----------------------------------
    Not applicable

ITEM 8.  Exhibits
         --------

EXHIBIT NO.         DESCRIPTION OF EXHIBIT

4.1                 Data Labs, Inc. 1996 Stock Option Plan.

5.1 Opinion of Fried, Frank, Harris, Shriver & Jacobson as to the validity of the shares of Common Stock covered by the Registration Statement.

23.1                Consent of Deloitte & Touche L.L.P.

23.2 Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1).

ITEM 9.  Undertakings
         ------------

     (a) The undersigned registrant hereby undertakes:


         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Landover, State of Maryland, on January 8, 1998.


                                    YURIE SYSTEMS, INC.



                                    By: /s/ Jeong H. Kim
                                        -------------------------
                                        Jeong H. Kim
                                        Chairman of the Board and
                                        Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                   Title                                 Date
---------                   -----                                 ----

/s/ Jeong H. Kim            Chairman of the Board            January 8, 1998
---------------------       and Chief Executive Officer      -------------------
Jeong H. Kim                 (Principal Executive
                             Officer)



/s/ Kwok L. Li              Vice Chairman of the Board       January 8, 1998
---------------------       and Chief Technology Officer     -------------------
Kwok L. Li


/s/ Harry J. Carr           President and Chief              January 8, 1998
---------------------       Operating Officer, Director      -------------------
Harry J. Carr


Signature                   Title                                 Date
---------                   -----                                 ----
/s/ Barton Y. Shigemura                                      January 8, 1998
-----------------------                                      -------------------
Barton Y. Shigemura         Senior Vice President,
                             Sales and Marketing,
                             Director

/s/ Harry J. D'Andrea                                        January 8, 1998
-----------------------                                      -------------------
Harry J. D'Andrea           Chief Financial Officer
                             and Treasurer (Principal
                             Financial and Accounting
                             Officer)



/s/ Kenneth D. Brody                                         January 8, 1998
-----------------------     Director                         -------------------
Kenneth D. Brody



/s/ William J. Perry                                         January 8, 1998
-----------------------     Director                         -------------------
William J. Perry



/s/ Herbert Rabin                                            January 8, 1998
-----------------------     Director                         -------------------
Herbert Rabin



/s/ R. James Woolsey                                         January 8, 1998
-----------------------     Director                         -------------------
R. James Woolsey

                                 EXHIBIT INDEX


   Exhibit No.                Description of Exhibit
   -----------                ----------------------
      4.1            Data Labs, Inc. 1996 Stock Option Plan.

      5.1            Opinion of Fried, Frank, Harris, Shriver &
                     Jacobson as to the validity of the shares of Common Stock covered by the Registration Statement.

     23.1            Consent of Deloitte & Touche L.L.P.

     23.2            Consent of Fried, Frank, Harris, Shriver &
                     Jacobson (included in Exhibit 5.1).

                                      E-1